Exhibit 10.y

Commercial Banking Office

August 12, 2003

Bell Industries, Inc.
1960 East Grand Avenue, Suite 560
El Segundo, California 90245

Attention	Russell A. Doll
Senior Vice President and Chief Financial Officer

Re: Letter Agreement

Dear Russ:

     Reference is hereby made to that certain Credit Agreement dated as of April 14, 1999, by and between Bell Industries, Inc., a California corporation (“Company”), and Union Bank of California, N.A., a national banking association (“Bank”), as amended by that certain First Amendment dated as of April 26, 2000, that certain Second Amendment dated as of March 27, 2002, and that certain Third Amendment dated as of April 30, 2003 (as so amended, the “Credit Agreement”), pursuant to which Bank agreed to extend credit to Company in the amounts provided for therein. Initially capitalized terms used in this letter agreement which are not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

     Company and Bank hereby agree as follows:

     Until such date, if any, on which Company delivers to Bank a certificate, executed by Company’s chief financial officer, certifying, together with Financial Statements of Company demonstrating, that Company has achieved Consolidated Adjusted EBITDA in any positive amount for four (4) consecutive Fiscal Quarter periods, all of the following terms and conditions shall be in effect and shall supersede any term, provision or condition of the Credit Agreement to the contrary:

     (a) Minimum Interest Coverage Ratio Inapplicable. Company shall not be required to comply with, and Bank shall not determine Company’s compliance with, the negative covenant set forth in Section 7.6A of the Credit Agreement, which relates to Company’s ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for each four (4) Fiscal Quarter period;

     (b) Maximum Consolidated Leverage Ratio Inapplicable. Company shall not be required to comply with, and Bank shall not determine Company’s compliance with, the negative covenant set forth in Section 7.6C of the Credit Agreement, which relates to Company’s ratio of (i) Consolidated Total Debt to (ii) Consolidated Adjusted EBITDA for each four (4) Fiscal Quarter period;

445 South Figueroa Street, Los Angeles, California 9007
P.O. Box 513100, Los Angeles, California 90051-1100
213 236 7529 FAX 213 236 7635

Bell Industries, Inc.
August 12, 2003

     (c) No Events of Default. No Event of Default under the Credit Agreement (as modified by this letter agreement) shall have occurred and be continuing;

     (d) Total Utilization of Revolving Loan Commitment. The Total Utilization of Revolving Loan Commitment shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time;

     (e) Minimum Liquid Assets. Company shall maintain at all times unencumbered and unrestricted Liquid Assets in one or more securities or other accounts with Bank or any of Bank’s affiliates in an aggregate amount of not less than Three Million Five Hundred Thousand Dollars ($3,500,000). As used herein, the term “Liquid Assets” shall mean immediately available (i) cash, bank deposits, securities accounts, accounts and mutual funds; (ii) investments in obligations of or guaranteed by the U.S. Government or any agency thereof; and (iii) stocks, bonds and other debt instruments regularly traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ, provided that such assets may be readily converted into cash;

     (f) No New Investments. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any new Investment in any Person, including any Joint Venture, without Bank’s prior written consent; and

     (g) No Restricted Junior Payments. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, without Bank’s prior written consent.

     Nothing contained in this letter agreement shall be deemed to be a waiver by Bank of any Event of Default that may occur under the Credit Agreement after the date of this letter agreement, and Bank hereby reserves all of its rights and remedies under the Credit Agreement and the other Loan Documents with respect to any Events of Default that may occur after the date of this letter agreement.

     If the foregoing terms and conditions accurately reflect the mutual agreement of Company and Bank, please sign and date the enclosed counterpart of this letter agreement where indicated below, and return same to the undersigned on or before August 20, 2003.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.

/s/ Peter Thompson

Peter Thompson
Vice President

Bell Industries, Inc.
August 12, 2003

Acknowledged and Agreed
this 14th day of August, 2003

BELL INDUSTRIES, INC

By:	/s/ Russell A. Doll

Russell A. Doll
Senior Vice President and
Chief Financial Officer